EXHIBIT 99

PRESS RELEASE

Peoples Financial Services Corp. Fourth Quarter Earnings Report

Net income for year-end December 31, 2009 was $5,049,000 compared to $3,039,000 for the same period in 2008. The Company took other-than-temporary impairment charges on its preferred equity holdings in Freddie Mac in 2008, causing the large variance between periods.  For the quarter ended December 31, 2009, net income was $1,489,000 compared to $1,486,000 for the quarter ended December 31, 2008. Earnings have remained strong in 2009 in spite of additional loan loss reserves of $950,000 related to a commercial credit which had deteriorated to the point where the ultimate satisfaction of the credit was doubtful, a $1,229,000 loss on the sale of a security that was liquidated due to credit rating concerns, as well as additional FDIC insurance premiums of $723,000. Earnings per share and diluted earnings per share were $1.61 for the twelve months ended December 31, 2009. This compares with $0.97 earnings per share and diluted earnings per share for the same twelve month period in 2008. For the quarter ended December 31, 2009, both earnings per share and diluted earnings per share came in at $0.47. This figure was the same for the quarter ended December 31, 2008.

Core earnings have remained strong as evidenced by net interest income for the twelve months ended December 31, 2009, which came in at $17,015,000 compared to $16,325,000 for the same period in 2008. This was an increase of $690,000, or 4.23%. For the quarter ended December 31, 2009, net interest income was $4,319,000 compared to $4,021,000 for the same period in 2008. This was an increase of $298,000, or 7.41%. The increase in net interest income for the year ended December 31, 2009 is due to the net interest margin remaining relatively steady at 4.23% as compared to 4.25% for the twelve month period ended December 31, 2008, on a fully tax equivalent basis, while at the same time increasing interest earning assets at a slightly higher volume than interest bearing liabilities. The increase in net interest income for the three months ended December 31, 2009 is the result of increasing interest earning assets and interest bearing liabilities while the net interest margin dropped slightly to 4.09% as compared to 4.38% for the same period in 2008, on a fully tax equivalent basis. The yield curve has remained steep since the Federal Reserve began their process of injecting liquidity into the financial markets through the implementation of lower overnight and discount rates. This was further aided when the Federal Reserve set the Federal Funds rate near 0% where it has remained for an extended period.

Total assets on December 31, 2009 were $516,483,000, which compares to $472,376,000 as of December 31, 2008.  Compared to the December 31, 2008 figure of $313,606,000, net loans were up 6.17% at $332,966,000 as of December 31, 2009.

Deposits totaled $410,038,000 as of December 31, 2009, compared to $371,268,000 on December 31, 2008, an increase of 10.44%. The large increase in deposits and total assets are attributable to a significant inflow of deposits in the fourth quarter of 2009 related to gas lease revenue recognized by bank customers in the southern region of the Company’s market.

Peoples Financial Services Corp., Hallstead Pennsylvania, is the parent company of Peoples National Bank, an independent community bank with eleven community offices.  The community office locations are:  Hallstead, Hop Bottom, Susquehanna, and Montrose, in Susquehanna County, Pennsylvania; Nicholson, Tunkhannock and Meshoppen, in Wyoming County, Pennsylvania; Glenburn in Lackawanna County, Pennsylvania; and Conklin, Deposit, and Binghamton, in Broome County, New York, Peoples Advisors, LLC, a member-managed limited liability company for the purpose of providing investment advisory services to the general public, and Peoples Financial Capital Corporation which main activities are the maintenance and management of intangible investments and the collection and distribution of the income from such investments.

Except for the historical information, this press release may contain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties in the banking industry and overall economy.  Such risks and uncertainties are detailed in the Company’s Securities and Exchange Commission reports, including the Annual Report on Form 10-K and quarterly reports on Form 10-Q.